Exhibit 10.6

FIRST AMENDMENT TO FORWARD PURCHASE AGREEMENT

This First Amendment to Forward Purchase Agreement (this “Amendment”), dated as of June 21, 2021, is entered into by and between Thimble Point Acquisition Corp., a Delaware corporation (the “Company”), and KLP SPAC 1 LLC, a Delaware limited liability company (the “Purchaser”). Capitalized terms used but not defined herein shall have the meanings given to them in the Forward Purchase Agreement (as defined below).

RECITALS

WHEREAS, the Company and the Purchaser are party to that certain Forward Purchase Agreement, dated as of February 1, 2021 (the “Forward Purchase Agreement”);

WHEREAS, concurrently with the execution of this Amendment, the Company, Oz Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Pear Therapeutics, Inc., a Delaware corporation (“Pear”), are entering into a Business Combination Agreement, dated as of the date hereof (the “Business Combination Agreement”), pursuant to which the Company will complete its initial Business Combination; and

WHEREAS, in connection with the execution and delivery of the Business Combination Agreement and the transactions contemplated thereby, the Company and the Purchaser desire to amend the Forward Purchase Agreement effective as of immediately prior to the Closing (as defined in the Business Combination Agreement) to (i) eliminate one-third of one warrant to purchase one Class A Share from each of the Forward Purchase Units (as defined in the Forward Purchase Agreement) to be purchased and sold pursuant to the Forward Purchase Agreement and (ii) to modify the number of Class A Shares (as defined in the Forward Purchase Agreement) to be purchased and sold pursuant to the Forward Purchase Agreement.

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Amendment, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, effective as of immediately prior to the Closing and subject to occurrence of the Closing immediately thereafter, the Forward Purchase Agreement will be amended pursuant to Section 9(l) thereof as follows:

1.    The fifth WHEREAS clause of the Forward Purchase Agreement shall be deleted in its entirety and replaced with the following:

“WHEREAS, the parties wish to enter into this Agreement, pursuant to which concurrently with the closing of the Company’s initial Business Combination (the “Business Combination Closing”), the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, on a private placement basis, such number of Class A Shares (the “Forward Purchase Shares”) as determined in accordance with the terms and subject to the conditions of this Agreement, with each Forward Purchase Share consisting of one Class A Share, for $10.00 per Forward Purchase Share;”

2.    Section 1(a) of the Forward Purchase Agreement shall be deleted in its entirety and replaced with the following:

“(a)    Forward Purchase Shares.

(i)    Subject to the terms and conditions set forth herein, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, such number of Forward Purchase Shares equal to the sum of (A) 2,300,000 and (B) the number of Forward Purchase Shares set forth in the Purchaser Election Notice in accordance with Section 1(a)(iii), if any, for a purchase price of $10.00 per Forward Purchase Share (the “Forward Purchase Price”).

(ii)    Reserved.

(iii)    At least ten (10) Business Days before the Business Combination Closing, the Company shall provide the Purchaser with a notice (the “Company Notice”) including: (A) the anticipated date of the Business Combination Closing; (B) the aggregate number of Class A Shares that THMA stockholders have validly elected to redeem in connection with the Business Combination as of the Business Day prior to the date of delivery of the Company Notice, if any; and (C) instructions for wiring the Forward Purchase Price. On the third (3rd) Business Day before the Business Combination Closing, the Company shall provide the Purchaser with an updated Company Notice (the “Updated Company Notice”) setting forth the aggregate number of Class A Shares that THMA stockholders have validly elected to redeem in connection with the Business Combination as of the Business Day prior to the date of delivery of the Updated Company Notice, if any (the “Redeemed Public Shares”). The Purchaser may elect, but shall not be obligated, to purchase additional Forward Purchase Shares up to the lesser of (x) the number of Redeemed Public Shares and (y) 2,700,000, by providing notice (the “Purchaser Election Notice”) to the Company of the number of additional Forward Purchase Shares that it elects to purchase by no later than one (1) Business Day following the delivery of the Updated Company Notice.

(iv)    The closing of the sale of Forward Purchase Shares (the “Forward Closing”) shall be held on the same date and concurrently with the Business Combination Closing; provided, that at the Purchaser’s request, the Forward Closing may occur up to two (2) Business Days prior the Business Combination Closing (such date being referred to as the “Forward Closing Date”). At least one (1) Business Day prior to the Forward Closing Date, the Purchaser shall deliver the Forward Purchase Price for the Forward Purchase Shares by wire transfer of U.S. dollars in immediately available funds to an account specified in the Company Notice to be held in escrow until the Forward Closing. Immediately prior to the Forward Closing on the Forward Closing Date, (A) the Forward Purchase Price shall be released from escrow automatically and without further action by the Company or the Purchaser, and (B) upon such release, the Company shall issue the Forward Purchase Shares to the Purchaser in book-entry form, free and clear of any liens, registered in the name of the Purchaser (or its nominee in accordance with its delivery instructions), or to a custodian designated by the Purchaser, as applicable. In the event the Business Combination Closing does not occur within ten (10) Business Days of the date scheduled for closing, the Forward Closing shall not occur and the Company shall promptly (but not later than one (1) Business Day thereafter) return the Forward

Purchase Price to the Purchaser; provided that the return of the Forward Purchase Price placed in escrow shall not terminate this Agreement or otherwise relieve either party of any of its obligations hereunder and the Company may provide a subsequent Company Notice pursuant to Section 1(a)(iii). For purposes of this Agreement, “Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in the City of New York, New York.”

3.    Section 5(a) of the Forward Purchase Agreement shall be deleted in its entirety and replaced with the following:

“(a)     Lock-up; Transfer Restrictions. The Purchaser agrees that it shall not Transfer any Forward Purchase Shares until 30 days after the completion of the initial Business Combination. Notwithstanding the foregoing, Transfers of the Forward Purchase Shares are permitted (any such transferees, the “Permitted Transferees”): (i) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, any members, managers or affiliates of the Purchaser, or any employees or advisors of the Company, the Purchaser or such affiliates; (ii) in the case of an individual, by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of individual’s immediate family or an affiliate of such person, or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) in the event of the Company’s liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the Company’s stockholders having the right to exchange their Class A Shares for cash, securities or other property subsequent to the completion of the Company’s initial Business Combination; (vi) as a distribution to limited partners, members or stockholders of the Purchaser; (vii) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (vi) above; provided, however, that in each case, these Permitted Transferees must enter into a written agreement agreeing to be bound by these transfer restrictions. “Transfer” shall mean the (x) sale or assignment of, offer to sell, contract or agreement to sell, hypothecation, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position (within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder) with respect to, any of the Forward Purchase Shares (excluding any pledges in the ordinary course of business for bona fide financing purposes or as part of prime brokerage arrangements), (y) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Forward Purchase Shares, whether any such transaction is to be settled by delivery of such Forward Purchase Shares, in cash or otherwise, or (z) public announcement of any intention to effect any transaction specified in clause (x) or (y).”

4.    The terms “Forward Purchase Unit” and “Forward Purchase Units” shall be deleted and replaced with the terms “Forward Purchase Share” and “Forward Purchase Shares”, respectively, wherever such terms appear in the Forward Purchase Agreement.

5.    Sections 9(a) and 9(e)-(q) of the Forward Purchase Agreement are incorporated by reference herein, mutatis mutandis.

6.    Other than as provided for herein, all terms and conditions of the Forward Purchase Agreement shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first set forth above.

THIMBLE POINT ACQUISITION CORP.

By:	/s/ Joseph Iannotta
Name:	Joseph Iannotta
Title:	Chief Financial Officer

KLP SPAC 1 LLC

By:	/s/ Elon Boms
Name:	Elon Boms
Title:	Manager

[Signature Page to First Amendment to Forward Purchase Agreement]